Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made as of February 8, 2006 (the “Closing Date”), by and between Dynamic Leisure Group North America, Inc., n/k/a Dynamic Leisure Group, Inc., a Florida corporation (“Dynamic” or the “Company”); DynEco Corporation, a Minnesota corporation (“DynEco”); and Raymon Valdes and Changes in L’Attitudes, Inc., a Florida corporation (collectively, “CLA”).

WHEREAS, Dynamic desires to arrange financing and acquire the shares and assets of CLA under the following terms and conditions, and CLA and their principal and sole shareholder, Raymon Valdes, desire to sell CLA under said terms and conditions.

NOW, THEREFORE, the parties agree as follows:

1.           Shares and Assets Purchased. On the Closing Date, Raymon Valdes shall transfer all of the shares of CLA to Dynamic such that Dynamic shall own One Hundred Percent (100%) of the shares and assets of CLA.

2.           Purchase Price. As consideration for the transfer to Dynamic of all shares and assets of CLA, Dynamic and DynEco shall pay a total purchase price of ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($1,750,000.00 U.S.), subject to paragraphs 4 and 11 below, consisting of the following three components:

Cash (from Dynamic)	$ 640,000.00

Convertible Debenture

(Payment by Dynamic and/or DynEco stock upon conversion)
$ 600,000.00
Common Stock (DynEco stock)	$ 510,000.00

3.           Purchase Price: Cash at Closing. On the Closing Date, Dynamic shall pay Raymon Valdes TWO HUNDRED THOUSAND DOLLARS ($200,000.00 U.S.).

4.           Purchase Price: Cash after Closing; Due Diligence and Audit by Dynamic; Cash Adjustment for Shortfall. Upon payment by Dynamic of the Cash payable on the Closing Date as set forth in paragraph 3, CLA shall provide Dynamic or its agent(s) full access to the business records and books of CLA, provided that Dynamic takes reasonable efforts to keep all of CLA’s information confidential. Dynamic shall have until and including June 9, 2006 (the “Final Payment Date”) within which to audit CLA’s financial and business records to determine whether any material problem exists with CLA such that the transaction contemplated hereby would be disadvantageous to Dynamic. Upon notice of a material problem, if the parties cannot agree upon remedy of such problem(s) or adjustment of the terms of this Purchase Agreement, then the parties shall arbitrate the issue(s) pursuant to paragraph 13 below. If Dynamic does not notify Raymon Valdes on or before the Final Payment Date of such a material problem, then Dynamic shall pay Raymon Valdes the remaining FOUR HUNDRED FORTY THOUSAND

DOLLARS ($440,000.00 U.S.); provided, however, that any shortfall as of May 31, 2006 or such earlier date as Dynamic shall select (“shortfall” being defined as trade payables greater than liquid short term assets), whether identified through Dynamic’s due diligence or through audit(s) commissioned by Dynamic, shall be deducted from the $440,000 Cash After Closing provided herein. Absent a material problem or adjustment that cannot be resolved prior to the Final Payment Date, if Dynamic does not pay the entire Cash After Closing on or before the Final Payment Date, then Raymon Valdes may provide written notice of nonpayment to Dynamic, after which Dynamic shall have thirty (30) days to pay the balance plus a monthly penalty of Five Percent (5%) of any unpaid balance of the Cash After Closing, determinable as of the Final Payment Date and then on the first of each month thereafter.

5.           Purchase Price: Convertible Debenture. As further consideration for the sale of stock and assets by CLA, Dynamic and DynEco shall deliver within thirty (30) days after the Closing Date to Raymon Valdes or his order a non-subordinated Convertible Debenture in the amount of SIX HUNDRED THOUSAND DOLLARS ($600,000.00 U.S.), under the following terms:

Interest                           Nine Percent (9%) simple interest annually, payable in cash or common stock of DynEco or its successor upon conversion, at the option of Raymon Valdes.

Term of Note/

Maturity Date                The Convertible Debenture is due and payable on the one-year anniversary (365 days) of the Closing Date (the “Maturity Date”).

Conversion Rate            Principal and/or interest under the Convertible Debenture may be converted to common stock of DynEco on or before the Maturity Date. The “Conversion Rate” hereunder shall be One Dollar Fifty Cents ($1.50 U.S.) per share; provided, however, that should Dynamic enter into any subsequent transaction(s) on or before December 31, 2006 equivalent to this Purchase Agreement (i.e., future acquisition(s) or going concern travel companies) in which the acquiree/seller is granted conversion rights at a rate of less than $1.50 per share, then the “Conversion Rate” shall be lowered to the most favorable conversion rate granted to such future acquirees, but in no event at a rate less than $1.00 per share. Should Raymon Valdes elect to convert on (but not prior to) the Maturity Date, the rate of conversion shall be the lesser of the Conversion Rate or the market price of DynEco’s common stock.

Prepayment by

Dynamic                         Dynamic may prepay the Convertible Debenture and/or any interest thereon at any time; provided, however, that at least ten (10) days prior to any such prepayment, Dynamic shall provide written notice to Raymon Valdes of Dynamic’s intention to prepay, after which Raymon Valdes shall have ten (10) days within which to convert the Convertible Debenture according to the terms of this paragraph 5.

Early Payment

Option for Valdes        If Dynamic or DynEco obtains additional financing from external financing sources subsequent to the Closing Date, and if Dynamic pays the Cash After Closing as set forth in paragraph 4, then Raymon Valdes may opt to receive early payment of the Convertible Debenture, as follows:

If the cumulative net external financing to Dynamic is in excess of Two Million Five Hundred Thousand Dollars ($2,500,000 U.S.) but not greater than Five Million Dollars, then Raymon Valdes may opt to receive Fifty Percent (50%) of the outstanding balance on the Convertible Debenture (up to $300,000) in a cash payment.

If the cumulative net external financing to Dynamic is in excess of Five Million Dollars ($5,000,000.00 U.S.), then Raymon Valdes may opt to receive all remaining principal and interest due in a cash payment. Regardless of Raymon Valdes’s decision hereunder whether or not to receive all remaining principal and interest, if Dynamic and DynEco receive cumulative net external financing of $5,000,000 or more, then the security interests created by paragraph 7 herein and/or any security agreements between the parties shall be released by Raymon Valdes.

The Convertible Debenture will be provided to Raymon Valdes within thirty (30) days after payment of the Cash at Closing specified in paragraph 3.

6.           Further Consideration: Common Stock. As further consideration for the sale of stock and assets by CLA, DynEco shall within thirty (30) days of the Closing Date deliver to Raymon Valdes or his order common stock of DynEco or its successor with a value of FIVE HUNDRED TEN THOUSAND DOLLARS ($510,000.00 U.S.), at a rate of $1.50 per share; to wit, 340,000 shares; provided, however, that should Dynamic or DynEco enter into any subsequent transaction(s) on or before December 31, 2006 equivalent to this Purchase Agreement (i.e., future acquisition(s) or going concern travel companies) in which the acquiree/seller is issued DynEco common stock at a rate of less than $1.50 per share, then DynEco shall issue further shares of common stock to Raymon Valdes as if the per share rate hereunder were equivalent to the most favorable rate to such future acquirees, but in no event at a rate less than $1.00 per share. The CLA stock purchased by Dynamic hereunder shall be held in escrow by Dynamic’s lawyer(s) until the common stock of DynEco is delivered to Raymon Valdes.

7.           Security; Continued Performance by Dynamic : As security for the prompt performance of Dynamic hereunder, Dynamic shall grant to Raymon Valdes a first lien on the assets of CLA, which Raymon Valdes may designate in appropriate UCC filings with the State of Florida, which lien shall be released by Raymon Valdes According to the terms of the Security Agreement of even date herewith.

8.          Additional Consideration: Rent. Should Dynamic, on or before January 31, 2007, move the operations of CLA from CLA’s current premises at 3080 East Bay Drive, Largo, Florida, then Dynamic shall, as additional consideration hereunder, pay Raymon Valdes rent of $5,000.00 per month, ending January 2007; provided, however, (A) should Raymon Valdes rent or sublease said premises to a third party, then Raymon Valdes shall use his best efforts to rent/sublease said premises at market value, and Dynamic’s monthly rent shall be reduced or eliminated in direct proportion to the rent received by Raymon Valdes; (B) should Raymon Valdes sell the premises on or before January 31, 2007, then Dynamic’s monthly rent shall cease upon the closing of said sale; and (C) should Raymon Valdes neither rent/sublet nor sell the premises, then Dynamic and/or DynEco may occupy and use the premises in a manner consistent with CLA’s prior use, Dynamic’s business, and governing zoning laws.

9.          Registration Rights. Any registration statement filed by DynEco or its successor with the Securities and Exchange Commission (“SEC”) shall include the $510,000 in shares of common stock deliverable hereunder and sufficient shares to satisfy the option of converting the Convertible Debenture at $1.50 per share. Moreover, any registration of shares by DynEco or its successor shall be without cost to Raymon Valdes.

10.        Employment. As a material inducement to complete this transaction, Dynamic and/or DynEco shall enter into an employment agreement with Raymon Valdes and Barbara Valdes with a minimum period of two (2) years and with compensation and benefits mutually agreeable by Dynamic/DynEco and Raymon and Barbara Valdes, to include salary, incentive compensation, stock option or grant eligibility, health insurance and other items comparable with management members performing in a similar capacity. In connection therewith, Raymon and Barbara Valdes shall acknowledge their obligation to refrain from competition with and to maintain confidential information of Dynamic and DynEco and their successor(s) during the term of the employment agreement and for a period of two (2) years thereafter. Dynamic and/or DynEco shall provide to Raymon and Barbara Valdes a copy of the intended employment agreement within thirty (30) days of the payment of the Cash at Closing by Dynamic specified in paragraph 3.

11.        Ordinary Actions; Dynamic Right to Cover CLA Liabilities and Adjust Cash After Closing. Until termination of this Purchase Agreement or until the Final Payment Date, unless otherwise agreed by Dynamic or its successor in advance in writing, CLA (a) shall conduct its business only in the ordinary course and consistent with past practices and will maintain its books and records in accordance with past practices, (b) shall not (i) issue any shares of capital stock; (ii) amend its charter documents; (iii) declare or pay any dividends or make any other distribution to shareholders; (iv) reorganize, sell or dispose of any significant amount of assets; or (v) agree to any transaction outside the ordinary course of business; (c) will not agree to do anything or take any action referred to in clauses (a) and (b) above; and (d) use its best efforts to preserve the goodwill thereof and to encourage its key employees and customers to continue their relationships with CLA. In addition to Dynamic’s rights hereunder, including but not limited to the cash adjustment rights set forth in paragraph 4, should Dynamic in its sole discretion determine that additional funding is required prior to the Final Payment Date to pay financial obligations of CLA, then Dynamic may pay any such obligations of CLA and deduct such payments from the Cash After Closing specified in paragraph 4. CLA and Valdes agree to notify Dynamic (attn: Thomas Busch) of any defaults, litigation or threatened litigation, collection attempts, or similar events within three (3) business days of same.

12.        Stock “Lock Up.” Raymon Valdes specifically agrees that no common stock of DynEco may be sold, gifted, assigned or otherwise transferred until February 8, 2007, without the express written permission of DynEco.

13.        Arbitration, Specific Performance, and Liquidated Damages. Any dispute concerning the Cash Adjustment(s) under paragraph 4 shall be submitted to a mutually agreeable arbitrator in Tampa, Florida, to be conducted according to procedures mutually acceptable to the parties or, if the parties cannot agree, according to rules of the American Arbitration Association. Any decision of the arbitrator shall be final and binding. The parties stipulate and agree that this Purchase Agreement may not be rescinded and must be specifically performed. The parties further agree that any action concerning specific performance or damages under this Purchase Agreement is within the sole jurisdiction and venue of the Circuit Civil courts of Hillsborough County, Florida. Each party shall bear its own attorney’s fees and costs in any way related to this Purchase Agreement and the performance, arbitration or litigation hereof.

14.        Contingency: Reverse Split. The quantity of shares and the rates of conversion and/or purchase of or for common stock are based upon a proposed 1:30 reverse share split which must be approved by the NASD and/or other federal agency. Should such contingency not occur, or should any right be exercised prior to such reverse split, the number of shares and conversion/option price(s) shall be adjusted in direct proportion(s).

Executed as of the date first written above.

DYNAMIC LEISURE GROUP NORTH AMERICA, INC.

n/k/a Dynamic Leisure Group, Inc.

By:	/s/ Daniel Brandano
Daniel Brandano, President

DYNECO CORPORATION

By:	/s/ Daniel Brandano
Daniel Brandano, President

CHANGES IN L’ATTITUDES, INC.

By:	/s/ Raymon Valdes
Raymon Valdes, President

/s/ Raymon Valdes

Raymon Valdes, sole shareholder of CLA